Exhibit (10)(A)

INVESTMENT MANAGEMENT AGREEMENT

This Investment Management Agreement (this “Agreement”) is made as of December 10, 1996, by and between Teachers Insurance and Annuity Association of America, a New York domiciled life insurance company (“Provider”) and TIAA Life Insurance Company, a New York domiciled life insurance company (“Company”).

WITNESSETH:

WHEREAS, Provider has experience in the management of insurance company investment portfolios and the assets that comprise such portfolios; and

WHEREAS, Company desires that Provider serve as investment adviser with respect to the investment portfolio maintained by Company and in connection with Company’s business as an insurer: and

WHEREAS, Provider and Company contemplate that such an arrangement will achieve certain operating economies and improve services to the benefit of Provider, Company and Company’s insured; and

WHEREAS, Provider and Company wish to assure that all charges for services and the use of facilities incurred hereunder are reasonable; and

WHEREAS, Provider and Company wish to identify the services to be rendered to Company by Provider.

NOW, THEREFORE, in consideration of the premises and of the mutual promises set forth herein, and intending to be legally bound hereby, Provider and Company agree as follows:

1. PERFORMANCE OF SERVICES.

(a) General. Subject to the terms, conditions, and limitations of this Agreement, including Exhibit A which is attached hereto and made a part hereof, Provider agrees to perform diligently and in a professional manner such investment management services (the “Services”) for Company as Company may request or as Provider determines to be reasonably necessary for the proper administration of Company's investment portfolio, which includes cash available for investment plus Company's invested assets (including, without limitation, common and preferred stocks, corporate, municipal and government bonds, cash equivalents and all other types of securities investments) (the “Account”). Provider agrees at all times to maintain sufficient facilities and trained personnel of the kind necessary to perform the Services. The performance of Provider under this Agreement with respect to the business and operations of Company shall at all times be subject to the direction and control of the Company’s Board of Directors or any authorized committee thereof. It is understood that Company has certain obligations under the Commitment Letter to the New York Insurance Department dated December 10, 1996, and it is agreed that no services will be provided under the Agreement in violation of the aforementioned Commitment Letter.

(b) Capacity of Personnel and Status of Facilities. Whenever Provider utilizes its personnel to perform the Services, such personnel shall at all times be subject to Provider's direction and control, and Company shall have no liability to such personnel for their welfare, salaries, fringe benefits, legally required employer contributions, and tax obligations. No facility of Provider used in performing Services shall be deemed to be transferred, assigned, conveyed, or leased by performance or use pursuant to this Agreement.

(c) Exercise of Judgment in Rendering Services. In providing any Services which require the exercise of judgment by Provider. Provider shall perform any such Services in accordance with any standards and guidelines Company develops and communicates to Provider. In performing any Services hereunder, Provider shall at all times act in a manner reasonably calculated to be in or not opposed to the best interests of Company.

(d) Control. The performance of Services by Provider for Company pursuant to this Agreement shall in no way impair the absolute control of the business and operations of Provider by its Board of Trustees or of Company by its Board of Directors. Provider shall act hereunder so as to assure the separate operating identity of Company.

(e) Limited Power of Attorney. Provider shall have the full right, power and authority, as Company’s agent, in accordance with the terms and provisions of this Agreement and the investment guidelines provided by Company, to negotiate, apply for, enter into, execute, deliver, amend, modify and/or terminate legal documents of every kind and nature relating to or required by the investments of the Account held or acquired in accordance with Company’s investment guidelines including, without limitation, contracts, deeds, notes, assignment, mortgages, leases, security agreements and service agreements in the performance of the Services. All such documents may be entered into in Company’s name or in Provider’s name (as agent for Company), as Provider shall determine, and all such documents shall be legally binding on Company. In the event the foregoing authorization shall not be sufficient to create or evidence the authority of Provider to enter into or execute on Company’s behalf any particular contract, deed, mortgage or other instrument of conveyance, reconveyance, mortgage or release, or any document required for the proper performance by Provider of the Services, Company agrees to execute such power(s) of attorney or other instruments, documents or agreements in Provider’s favor and/or at Provider’s direction as shall be necessary and proper to authorize or empower Provider to take such action. If it shall be impossible or administratively inconvenient for any of the foregoing documents or instruments to be signed in Company’s name by Provider as its agent or attorney-in-fact, Company shall designate one or more authorized officers or signatories of Company who shall execute such documents, instruments or agreements upon Provider’s request.

2. FEES. In consideration of the Services provided hereunder. Company agrees to pay Provider each calendar quarter a fee, which shall be the cost of Provider in performing the Services. As soon as practicable after the end of each calendar quarter, Provider shall send an invoice to Company indicating the amounts due to Provider for Services performed hereunder during such quarter, which amounts shall be due and payable thirty (30) days thereafter.

All expenses relating to the investment of the assets in the Account, including without limitation brokerage fees, commissions, custodian charges, interest expense, taxes, and auditing and legal expenses, shall be paid by Company directly or out of the assets of the Account. If Provider pays any such expenses on behalf of Company, Company shall promptly reimburse Provider.

3. ACCOUNTING RECORDS AND DOCUMENTS. Provider shall be responsible for preparing, maintaining, and disseminating full and accurate accounts and records of all Services rendered pursuant to this Agreement, as well as the financial data with respect to the Account which is necessary to prepare financial statements and reports on both statutory and GAAP bases, and such additional information Company may reasonably request for purposes of its internal bookkeeping and accounting operations. Provider shall keep such accounts and records insofar as they pertain to the computation of charges hereunder available at its principal offices for audit, inspection, and copying by Company and persons authorized by it or any governmental agency having jurisdiction over Company during all reasonable business hours.

4. OTHER RECORDS AND DOCUMENTS. Provider will maintain its books, records and accounts so as to clearly and accurately disclose the nature and details of the Services furnished hereunder, in keeping with prudent standards of insurance recordkeeping and in accordance with the requirements of Section 1505 of the New York Insurance Law. Company may at its own expense and at any reasonable time audit such books, accounts and records insofar as they relate to the determination of Provider’s charges hereunder.

All books, records and files established and maintained by Provider by reason of its performance under this Agreement that absent this Agreement would have been held by the Company shall be deemed the property of the Company and shall be subject to examination at all times by Company and persons authorized by it or any governmental agency having jurisdiction over Company. With respect to accounting and statistical records prepared by Provider under this Agreement, summaries of such records shall be delivered to Company within 30 days after the end of the quarter to which the records pertain.

5. RIGHT TO CONTRACT WITH THIRD PARTIES. Nothing herein shall be deemed to grant Provider an exclusive right to provide services to Company, and Company retains the right to contract with any unaffiliated third party for the performance of any services that are available to or may be requested by Company. It is also understood and agreed that Provider’s services are not exclusively for Company. Provider shall remain free to provide services to other clients or for its own account, pursuant to objectives which may or may not be similar to the strategy adopted as appropriate for Company.

6. CONTACT PERSON(S). Company and Provider shall each appoint one or more individuals who shall serve as contact person(s) for the purpose of carrying out this Agreement. Such contact person(s) for Company shall be authorized to transmit instructions concerning the Account to Provider and, unless Company gives Provider notice to the contrary, Provider shall be entitled to rely on the written or telephonic instructions of any of such authorized persons with respect to any matters pertaining to this Agreement. Effective upon execution of this Agreement, the initial contact person(s) shall be those set forth in Exhibit B. Each party shall notify the other as to the identity of any replacement for any such designated contact person.

7. TERMINATION. Thus Agreement shall have an initial term of one year and thereafter this Agreement shall renew automatically for successive one-year terms, unless the parties agree otherwise in writing. This Agreement may be terminated solely by Company during the initial one-year term, and thereafter by either Provider or Company, by giving sixty (60) days’ written notice to the other party; provided that Company shall have the right to elect to continue to receive data processing services and/or to continue to utilize data processing facilities and related software for up to 180 days from the date of such notice. Upon termination of the electronic data processing operations provided by Provider under this Agreement, and subject to the terms and conditions (including any limitations and restrictions) of any applicable software or hardware licensing agreement then in effect between Provider and any licensor, Provider shall grant to Company a perpetual license to use any proprietary electronic data processing software developed by Provider in connection with the Services provided to Company hereunder, if such software is not commercially available and is necessary, in Company’s reasonable judgment, for Company to perform, subsequent to such termination, any of the Services provided by Provider hereunder. Upon termination, Provider shall promptly deliver to Company all books and records that are, or are deemed by this Agreement to be, the property of Company.

8. SETTLEMENT ON TERMINATION. No later than sixty (60) days after the effective date of termination of this Agreement, Provider shall deliver to Company a detailed written statement for all fees due and not included in any previous statement to the effective date of termination. The amount owed shall be due and payable within fifteen (15) days of receipt of such statement.

9. ASSIGNMENT. This Agreement and any rights pursuant hereto shall not be assignable by either Company or Provider without the prior written consent of the other party, except as set forth herein or by operation of law. Except as and to the extent specifically provided in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, or their respective legal successors, any rights, remedies, obligations, or liabilities, or to relieve any person other than the parties hereto, or their respective legal successors, from any obligations or liabilities that would otherwise be applicable. The representations, warranties, covenants and agreements contained in this Agreement shall be binding upon, extend to and inure to the benefit of the parties hereto, their, and each of their, successors and assigns respectively.

10. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to contracts made and to be performed in the State, without regard to principles of conflict of laws.

11. CONFIDENTIALITY. Company agrees to give Provider any information in its possession which Company deems relevant to the suitability of the investment strategy implemented by Provider, including information on Company’s liabilities, whether this information becomes known before or after the adoption of the strategy. Provider shall keep any information it obtains about Company’s business or investment objectives and results in confidence; provided, however. that this Section 11 shall not restrict any disclosure required to be made by order of a court or governmental agency of competent jurisdiction, except that no such disclosure shall be made sooner (unless otherwise compelled) than five business days after the other party’s receipt of written notice of such order, and such notice will include a copy of such order.

12. ARBITRATION. ANY UNRESOLVED DISPUTE OR DIFFERENCE BETWEEN PROVIDER AND COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH THEREOF, SHALL BE SETTLED BY ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION AND THE EXPEDITED PROCEDURES THEREOF. THE AWARD RENDERED BY THE ARBITRATOR SHALL BE FINAL AND BINDING UPON THE PARTIES, AND JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE ARBITRATION SHALL TAKE PLACE IN NEW YORK, NEW YORK.

13. NOTICES. All notices, statements or requests provided for hereunder shall be deemed to have been duly given when delivered by hand to an officer of the other party, or four business days after deposit with the U.S. Postal Service, as first class certified mail postage prepaid, upon receipt when delivered by reputable overnight courier service, or upon confirmation of transmission if sent by telecopier, as follows:

(a) If to Provider to:

Teachers Insurance and Annuity Association of America

730 Third Avenue New York. New York 10017

Attention: Richard L. Gibbs

Telephone: (212) 916-4900

Facsimile: (212) 916-6230

(b) If to Company to:

TIAA Life Insurance Company

730 Third A venue New York, New York, 10017

Attention: Thomas G. Walsh

Telephone: (212) 916-5308

Facsimile: (212) 916-6950

or to such other persons or places as each party may from time to time designate by written notice sent as aforesaid.

14. ENTIRE AGREEMENT. This Agreement, together with such amendments as, may from time to time be executed in writing by the parties, constitutes the entire agreement and understanding between the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements, and understandings relating to the subject matter hereof.

15. SEVERABILITY. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision hereof.

16. HEADINGS AND EXHIBITS. Headings used herein are inserted solely for the convenience of reference and are not a part of this Agreement and shall not affect the terms hereof. The attached Exhibits are a part of this Agreement.

17. NO WAIVER. No delay or omission on the part of Company or Provider in exercising its rights under this Agreement shall operate as a waiver of such right or remedy on any occasion and no waiver or consent shall be binding unless it is in writing and signed by an authorized representative of a party making such waiver or consent.

18. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their respective officers duty authorized so to do, and their respective corporate seals to be affixed hereto, as of the date and year first above written.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:	/s/ Richard L. Gibbs
Richard L. Gibbs
Executive Vice President and Chief Financial Officer

TIAA LIFE INSURANCE COMPANY

By:	/s/ Thomas G. Walsh
Thomas G. Walsh
President

EXHIBIT A

INVESTMENT OBJECTIVE, POLICIES AND RESTRICTIONS

Provider will have full discretion to invest and reinvest the funds made available to it for that purpose by the Company as follows:

Investment Objectives

The Company’s investment objective is to obtain as high a level of current interest income as is consistent, in the view of Provider, with preservation of invested capital. There are market risks inherent in all investments in securities, and there can be no assurance that Provider will achieve this objective. The primary objective of preserving capital will preclude realization of the highest available income yields.

Investment Policies

Provider will seek to achieve the above-stated objective by investing in a diversified portfolio of securities. In selecting securities for this portfolio, Provider will seek the highest available yields consistent with the rating standards and ether policies stated herein.

Portfolio securities will be selected pursuant to the following fundamental investment

1.	CASH BALANCES. Cash balances occurring pending permanent investment will be invested in high grade, corporate commercial paper. The corporate paper must have the highest rating by one or more of the nationally recognized rating organizations. Other acceptable short-term investments include U.S. Treasury bills and notes, certificates of deposit, time deposits, bankers acceptances and money market funds.

2.	CORPORATE BONDS. The purchases of corporate bonds will include bonds, notes. debentures and other evidences of indebtedness issued, assumed or guaranteed by a corporation incorporated under the laws of the United States of America, of any state, district or territorial possession thereof or of the Dominion of Canada or any province thereof; provided that the bonds are rated class 1 or 2 by the Securities Valuation Office (“SVO") of the National Association of Insurance Commissioners (“NAIC”).

3.	GOVERNMENT OBLIGATIONS. The purchase of government obligations will include bonds, notes, bills and other evidences of indebted ness issued, assumed or guaranteed by the U.S. Government, its agencies or instrumentalities or of any state or municipality thereof; or of the Dominion of Canada or any province thereof; provided the bonds are rated class 1 or 2 by the SVO of the NAIC.

4.	MORTGAGE-BACKED SECURITIES. The purchase of mortgage-backed securities will include obligations issued by:

A.	The Government National Mortgage Association (GNMA).

B.	The Federal National Mortgage Association (FNMA).

C.	The Federal Home Loan Mortgage Corporation (FHLMC).

D.	FHA and VA insured or guaranteed loans, or any other government guaranteed loans.

5.	EQUITY SECURITIES. Equity securities are defined to include preferred stocks, mutual funds, shares or common stocks which are traded on a national stock exchange, provided that the preferred stocks are rated class 1 or 2 by the SVO of the NAIC.

Investment Restrictions

In the course of its investment management activity for the Company, Provider MAY NOT engage in or execute transactions in any of the following:

1.	Borrow money for any purpose on behalf of the Company (other than in connection with securities lending transactions, repurchase agreements. reverse repurchase agreements and futures transactions entered into in accordance with New York law).

2.	Pledge, mortgage or hypothecate the assets of the Company (other than in connection with securities lending transactions, repurchase agreements, reverse repurchase agreements and futures transactions entered into in accordance with New York law).

3.	Purchase the securities of any non-government issuer if, as a result, more than 10% of the total assets of the portfolio would be invested in the securities or the issuer.

4.	Invest more than 25% of the portfolio, measured at the time of investment, in a single industry. For the purpose of this restriction, mortgage-backed securities do not constitute the industry.

5.	Enter into any investment which would violate the New York Insurance Law.

6.	Purchase or sell investments, other than portfolio investments listed in policies 1 through 5 under Investment Policies above, without the prior written approval of the Company's Board of Directors, the Company's Investment Committee, or an officer of the Company; provided, however, that officers of the Company that are also officers of Provider may provide prior approval of the purchase or sale of investments in person or by telephone so long as such approval is subsequently documented.

EXHIBIT B

CONTACT PERSONS

At Company: Thomas G. Walsh

At Provider: Richard L. Gibbs